Exhibit 99.1

Contacts:
Murray H. Gross	Brett Maas
Chairman & CEO	Hayden IR
Email: mgross@ushomesystems.com	Email: brett@haydenir.com
(214) 488-6300	(646) 536-7331

U.S. HOME SYSTEMS REPORTS FINANCIAL RESULTS FOR THE FOURTH

QUARTER AND YEAR ENDED DECEMBER 31, 2009

DALLAS, TX, March 3, 2010 — U.S. Home Systems, Inc. (NasdaqNGM: USHS) today reported financial results for the fourth quarter and year ended December 31, 2009. USHS is engaged in the specialty products home improvement business. The Company’s principal product lines include kitchen cabinet refacing products, bathroom tub liners and wall surround products, storage organization systems for closets and garages and related accessories.

Financial Results

For the fourth quarter, U.S. Home Systems, Inc. (USHS) had revenues of $30.9 million, a sequential increase of 8.6% compared to $28.4 million for the third quarter and an increase of 2.5% compared to $30.1 million in the same quarter last year. Excluding revenues from deck products, which USHS phased out in 2008, revenues increased 11.2% or $3.2 million from $27.7 million in the fourth quarter last year.

USHS reported a net loss for the fourth quarter 2009 of $1.3 million or $0.18 per share The loss in the quarter included pre-tax charges of $2.2 million ($1.5 million after tax) related to settlement of a class action lawsuit pending against the company in the United States District Court for the Northern District of California and an on-going sales tax matter. Excluding these charges, net income was $204,000, or $0.03 per share in the fourth quarter 2009.

Net loss in the fourth quarter of 2008 was $540,000, or $0.07 per share, which included one-time charges of $425,000 ($236,000 after tax) for asset write-downs in connection with the Company’s decision to cease offering deck products. Excluding the non-recurring charges, net loss in the fourth quarter 2008 was $304,000, or $0.04 per share.

Murray Gross, chairman and chief executive officer, commented, “In the fourth quarter we continued to experience both sequential and year-over-year quarterly improvement in new orders. We believe that our efforts to stimulate sales, including sales incentives and marketing promotions have had a positive effect on the level of our new orders in the quarter. Further, we believe that the continued sequential quarterly improvement in new orders gives us confidence that we are recovering from the severe economic decline of the past two years and that consumers are feeling more comfortable proceeding with home improvement projects.”

Fourth Quarter 2009 Highlights

•

USHS reported new orders in the fourth quarter, excluding deck products, increased 35.6% to $32.7 million from $24.1 million in the fourth quarter of 2008 and 5.9% sequentially from $30.9 million in the third quarter 2009. Historically new orders in the fourth quarter decline from the third quarter due to the holiday season.

•

Careful cost controls and favorable product mix contributed to a 180 basis point improvement in gross profit margin in the current quarter as compared to the fourth quarter last year, excluding one-time charges.

•

USHS continued to restructure its in-store marketing initiatives resulting in reduced lead generation costs in the fourth quarter 2009 compared with the fourth quarter last year. USHS believes that its in-store marketing strategy will drive sales growth and reduce lead generation costs as the economic environment improves.

Mr. Gross continued, “We are excited to report that in January 2010 we commenced new initiatives with The Home Depot. First, we started the installation of new kitchen refacing product displays in all The Home Depot stores. The new displays better demonstrate the value proposition of the cabinet refacing category and our product offering. We believe the new displays combined with our in-store marketing program and The Home Depot’s kitchen designers will increase lead development. Second, we began to offer our kitchen refacing products in conjunction with The Home Depot’s customer Do-It-Yourself (“DIY”) program. Under the DIY program, our refacing products will be made available for The Home Depot customers to purchase. The customers will then complete their own installation. Our new kitchen refacing displays will provide information as to the availability of our products in conjunction with The Home Depot’s DIY program. It is expected that the DIY program will be available in all The Home Depot stores by the end of the second quarter of 2010.”

“Also in January, we initiated a new subcontractor network program (SCN) to expand the number of markets in which we serve The Home Depot,” added Mr. Gross. “These additional markets are generally much smaller in size than the major metropolitan areas which we currently operate. In these smaller markets we plan to operate through local independent contractors rather than open our own branch sales and installation center in the market. We are also evaluating certain segments of markets which we currently serve that could be candidates for transition to this model to better penetrate the marketplace and reduce our costs. We anticipate that we will complete this expansion over the next 18 - 24 months.”

For the year ended December 31, 2009, USHS had revenues of approximately $111.0 million as compared to $132.5 million in 2008. Excluding revenues from deck products, revenues declined $9.1 million to $110.7 million in the year ended December 31, 2009 from $119.8 million in the year ended December 31, 2008.

USHS had a net loss of $4.0 million, or $0.55 per share in the year ended December 31, 2009. Excluding non-recurring pre-tax charges of $3.7 million related to class action settlements and a sales tax matter, net loss in the year ended December 31, 2009 was $1.5 million or $0.21 per share.

Net income for the year ended December 31, 2008 was $775,000, or $0.10 per share. Excluding non-recurring pre-tax charges of $515,000 related to ceasing deck sales last year, full year 2008 net income was $1.1 million or $0.14 per share.

First Quarter 2010 Outlook

USHS expects:

•

Revenues in the first quarter 2010 will be $30 to $31 million as compared to revenues of $26.2 million in the first quarter 2009. USHS expects less than $100,000 in revenues from the new SCN and DIY programs in the first quarter 2010.

•	Net income in the first quarter 2010 of break even to $200,000, or $0.00 to $0.03 per share compared to a net loss of $960,000, or $0.13 per share in the first quarter of 2009.

“We believe the long-term outlook for the home improvement industry and our business is favorable,” Mr. Gross concluded. “We believe we are emerging from the severe economic decline of the past two years and that the weak economy and tightness in the consumer credit market has created significant pent-up demand which should accelerate our recovery as the credit market and the overall economy improve. In the short term, we expect that we will continue to face challenges of a slow rate of growth in demand in certain markets we operate while other regions of the country will recover at a faster rate. Although the recent severe weather across several markets disrupted our ability to visit with consumers in the beginning of February 2010, we have taken measures to recover a substantial portion of the opportunity within the first quarter and therefore we do not expect any material impact to our business.”

Conference Call Information

Management of USHS will hold a conference call on March 3, 2010 at 4:30 p.m. ET to discuss its 2009 fourth quarter and full-year financial results. Interested parties may access the call by calling 1-877-941-2069 from within the United States, or 1-480-629-9713 if calling internationally, approximately five minutes prior to the start of the call. A replay will be available through March 10, 2010, and can be accessed by dialing 1-800-406-7325 (U.S.), 1-303-590-3030 (Int’l), passcode 4243113.

The conference will include a slide show presentation, which can be accessed via the Internet at U.S. Home Systems’ website at www.ushomesystems.com. The web cast may also be accessed at ViaVid’s website at www.viavid.net. The web cast can be accessed for six months on either site. The Company encourages interested parties to visit the URL at least 15 minutes in advance to make sure any system updates are made to accommodate the presentation. To access the web cast, you will need to have the Windows Media Player on your desktop. For the free download of the Media Player please visit: http://www.microsoft.com/windows/windowsmedia/en/download/default.asp.

About U.S. Home Systems, Inc.

U.S. Home Systems, Inc. (www.ushomesystems.com) manufactures or procures, designs, sells and installs custom quality specialty home improvement products. The Company’s product lines include kitchen cabinet refacing products utilized in kitchen remodeling, bathroom tub liners and wall surround products utilized in bathroom remodeling, and storage organization systems for closets and garages. The Company manufactures its own cabinet refacing products and bathroom cabinetry.

This press release contains certain statements that may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact included herein are “forward-looking statements” including statements regarding the Company’s business strategy, plans and objective and statements of non-historical information. These forward looking statements are often identified by the use of forward-looking terminology such as “believes,” “expects” or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company’s periodic reports that are filed with and available from the Securities and Exchange Commission. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

-tables follow-

USHS REPORTS FOURTH QUARTER AND YEAR 2009 RESULTS

FINANCIAL HIGHLIGHTS

Consolidated Statements of Operations (In thousands, except shares and per share amounts)	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
	(Unaudited)	(Unaudited)	(Unaudited)
Revenues	$30,855	$30,089	$110,951	$132,503
Cost of remodeling contracts	14,076	14,215	49,399	62,864

Gross profit	16,779	15,874	61,552	69,639

Costs and expenses:
Branch operations	1,905	2,208	7,907	9,031
Sales, marketing and license fees	12,503	11,868	46,097	48,541
General and administrative	2,579	2,556	10,365	10,652
Legal settlement	1,746	—	3,246	—

Total costs and expenses	18,733	16,632	67,615	68,224

Operating income (loss)	(1,954)	(758)	(6,063)	1,415
Interest expense	35	43	145	171
Other income	35	35	139	150

Income (loss) before income taxes	(1,954)	(766)	(6,069)	1,394
Income tax expense (benefit)	(635)	(226)	(2,069)	619

Net income (loss)	($1,319)	($540)	($4,000)	$775

Net income (loss) per common share – basic and diluted:	($0.18)	($0.07)	($0.55)	$0.10

Number of weighted-average shares of common stock outstanding – basic	7,143,880	7,441,106	7,221,680	7,572,238

Number of weighted-average shares of common stock outstanding – diluted	7,143,880	7,441,106	7,221,680	7,582,871

USHS REPORTS FOURTH QUARTER AND YEAR 2009 RESULTS

U.S. Home Systems, Inc.

Consolidated Balance Sheets

	December 31,
	2009	2008
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$6,336,889	$9,825,528
Marketable securities	797,410	2,036,049
Accounts receivable-trade, net	4,242,435	3,060,337
Accounts receivable-other	451,090	28,060
Income tax receivable	1,415,582	574,303
Commission advances	1,150,154	863,405
Inventories, net	3,650,545	3,538,637
Prepaid advertising and marketing	1,103,689	1,272,535
Prepaid expenses – other	767,278	835,512
Deferred income taxes	1,605,813	568,737

Total current assets	21,520,885	22,603,103

Property, plant, and equipment, net	2,485,542	2,518,849
Assets held for sale	2,514,643	2,514,643
Goodwill	3,589,870	3,589,870
Other assets	623,365	662,391

Total assets	$30,734,305	$31,888,856

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,936,798	$2,968,908
Accrued wages, commissions, bonuses and vacation	1,588,833	1,396,326
Accrued legal settlement	1,897,822	—
Federal and state taxes payable	1,381,635	616,182
Long-term debt, current portion	222,553	214,254
Other accrued liabilities	748,596	1,032,778

Total current liabilities	9,776,237	6,228,448
Deferred income taxes	310,491	309,942
Long-term debt, net of current portion	2,292,221	2,530,636

Stockholders’ equity:
Common stock – $0.001 par value, 30,000,000 shares authorized, 7,155,058 and 7,654,196 shares issued; 7,132,026 and 7,341,943 shares outstanding at December 31, 2009 and 2008, respectively	7,155	7,654
Additional capital	14,059,625	15,449,223
Retained earnings	4,337,755	8,337,420
Treasury stock, at cost, 23,032 and 312,253 shares at December 31, 2009 and 2008, respectively	(49,179)	(974,467)

Total stockholders’ equity	18,355,356	22,819,830

Total liabilities and stockholders’ equity	$30,734,305	$31,888,856